EXHIBIT 20

                                                           FOR IMMEDIATE RELEASE






                         Media Relations:         Investor Relations:
                         Roger W. W. Baker        Daniel A. Conforti
                         (203) 698-5148           (203) 698-5132



          AMERICAN BRANDS COMPLETES ACQUISITION OF
                   COBRA GOLF INCORPORATED


Old Greenwich, CT, January 29, 1996 -- American Brands, Inc.

(NYSE-AMB) today announced the consummation of a merger

between its subsidiary, HCAC, Inc., and Cobra Golf

Incorporated.

     Pursuant to the merger, HCAC, Inc. has been merged with

and into Cobra Golf Incorporated.  Upon consummation of the

merger, all outstanding shares of common stock representing

ownership of Cobra Golf Incorporated were canceled and those shares not purchased by HCAC, Inc. pursuant to its recently

completed tender offer were converted into the right to

receive $36.00 in cash, without interest, the price paid

pursuant to the tender offer.  The business will continue to be operated under the name Cobra Golf Incorporated.

     American Brands is an international consumer products

holding company.  In golf, leading brands include Titleist,

Pinnacle and Foot-Joy as well as Cobra.

                           # # # #